Exhibit 99.1

HCP Prices $350 Million of 4.20% Senior Unsecured Notes Due 2024

LONG BEACH, Calif.—(BUSINESS WIRE)—Feb. 12, 2014—HCP, Inc. (NYSE:HCP) today priced an offering of $350 million of 4.20% senior unsecured notes due 2024. The offering size was increased in response to investor demand. The price to investors was 99.537% of the principal amount of the notes representing a yield-to-maturity of 4.257%.

The net proceeds from the offering after expenses are approximately $344.9 million and will be used to repay $240 million outstanding under HCP’s bank line of credit, which borrowings were used, along with cash on hand, to repay at maturity (i) $400 million aggregate principal amount of HCP’s 2.70% Senior Notes due February 1, 2014 and (ii) $156 million aggregate principal amount of 5.70% mortgage debt due February 1, 2014. HCP intends to use the remaining net proceeds raised in this offering for general corporate purposes.

The offering is expected to close on February 21, 2014, subject to customary closing conditions.

Goldman, Sachs & Co., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering.

This offering of notes may be made only by means of a prospectus supplement and a prospectus. A copy of the prospectus supplement and the prospectus relating to the offering will be filed with the Securities and Exchange Commission and, when available, can be obtained from: (i) Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing: prospectus-ny@ny.email.gs.com; (ii) J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attention: Investment Grade Syndicate Desk, or by calling: 212-834-4533 collect; and (iii) Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd. NC0675, Charlotte, NC 28262, Attention: Capital Markets Client Support, or by calling: 1-800-326-5897.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification thereof under the securities laws of any such state or jurisdiction.

About HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States. HCP’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospital. A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 29 consecutive years; (iii) is the only REIT included in the S&P 500 Dividend Aristocrats index; and (iv) is a global leader in sustainability as a member of the CDP, Dow Jones and FTSE4Good sustainability leadership indices, and the Global and North American healthcare sector leader for GRESB.

Forward-looking Statements

The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include general economic conditions and the ability of HCP to complete the offering and deploy the resulting proceeds as indicated above, including the risk that the offering described above will not close on the indicated timetable or at all, and that the proceeds may not be able to be deployed as so indicated. Some of these risks, and other risks, are described from time to time in HCP’s Securities and Exchange Commission filings.

Contact

Timothy M. Schoen
Executive Vice President and Chief Financial Officer
(562) 733-5309